Exhibit 10.68

DIRECTOR APPOINTMENT AGREEMENT

This Director Appointment Agreement (this “Agreement”) is entered into this 14th day of July, 2008, (“Commencement Date”) between Resaca Exploitation, Inc., a Texas corporation (the “Company”), and James Perry Bryan, Jr., who has agreed to serve as a director of the Company (“Director”) upon its admission to trading on the Alternative Investment Market of The London Stock Exchange plc. (“AIM”).

WHEREAS, the Company desires that Director serve or continue to serve as a director effective upon the admission to trading on AIM, and in order to induce Director to so serve or continue to serve, the Company desires and intends hereby to set forth the terms of such appointment, including the applicable provisions of the Texas Business Organizations Code (the “Code”);

For and in consideration of the premises and the covenants contained herein, the Company and Director do hereby agree as follows:

1.                 APPOINTMENT AND DUTIES.

The Company appoints the Director, and the Director agrees to serve the Company as a Non-Executive Director of the Company.  This appointment is subject to and conditional upon admission of shares in the Company to trading on the AIM of the London Stock Exchange (the “Condition Precedent”).  If the Condition Precedent has not been satisfied on or before July 31, 2008 this Agreement shall be of no effect whatsoever.

Where the Condition Precedent is satisfied in accordance with above, the appointment under this Agreement shall be deemed to have commenced on the Commencement Date and, subject to Section 8, shall continue unless or until terminated on the expiry of not less than 3 months’ notice in writing given by either party expiring.

The Director shall carry out such duties as are consistent with his position as an officer of a company including attendance at Board meetings and other meetings of the directors and meetings of such committees of the Board as may from time to time be required.  The role to be performed by the Director is an important position, and the Company’s expectation is that the Director will attend all of the meetings referred to above unless he is too ill to attend, or his absence has otherwise been excused.

The Director shall faithfully and diligently serve the Company as a director and shall act at all times in the best interests of the Company.  The Director shall be expected to bring an objectivity and independence of view to the Board discussions, and to help the Board to provide the Company with effective leadership, as well as ensuring the continuing effectiveness of the management team and the high standards of financial probity and corporate governance.

By accepting this appointment, the Director confirms that he is able to allocate sufficient time to meet the expectations of his role.  He will communicate to the Board any conflict of interest arising out of his position as a non-executive director and he agrees to notify the Board before accepting any external commitment that might affect the time he is able to devote to his role as a non-executive director of the Company or which is or might be in competition with the interests of the Company.

2                   CONFIDENTIALITY AND FIDUCIARY DUTIES

The Director shall comply with (a) every rule of law; (b) every regulation of The Stock Exchange including its Model Code; (c) every rule or regulation of any competent regulatory authority; and (d) every regulation of the Company; for the time being in force in relation to dealings in shares or other securities of the Company or any other member of the Group.

The Director shall not, whether during or after the termination of the appointment, except in the proper course of his duties or as required by law, use or divulge to any person, firm or company and shall use his best endeavours to prevent the use or disclosure of, any trade or business secrets or any information concerning the business or finances of the Company or the Group or of any dealings, transactions or affairs of the Company or the Group or of any client, customer or suppliers of the Company or Group which has or may come to his knowledge in the course of the Appointment.

All notes, memoranda, records, tapes, discs, writings and designs of any Group Company or made or received by the Director relating to the business of any Group Company (except for the Director’s own copies of Board agendas, papers and minutes) shall be and remain the property of the relevant Group Company and shall be handed over by the Director to the Company from time to time on demand, and in any event, upon termination of the Agreement.

3.                  FEE

The Director shall receive during the continuance of the appointment director’s fees at the rate of $50,000 per annum (or such higher rate as may from time to time be agreed in writing) such fees to be paid subject to the deduction of tax and social security contributions (if applicable) quarterly in arrears on the last working day of each calendar quarter upon receipt of an appropriate invoice.

The Director shall not, for the avoidance of doubt be entitled to participate in any Group pension, bonus or share schemes or other benefit in kind arrangement of the Group and nor shall he be entitled to any compensation for loss of office.

4.                  INTELLECTUAL PROPERTY RIGHTS

All intellectual and industrial property rights and all other rights whatsoever in any information, concepts, ideas, inventions, improvements, designs, drawings, lay-outs, formats, texts, papers, documents, catalogues, photographs, other printed or written matter and know-how arising out of the Appointment whether patentable or not which may be conceived, prepared, developed or reduced into practice by the Director in the course of carrying out the appointment (the “Commissioned Works”) shall be the sole and exclusive property of the Company.  In particular but without limitation the Director hereby assigns to the Company absolutely and free from all encumbrances all existing and future copyright or similar rights worldwide in or connected with the Commissioned Works.  The Director will not use the Commissioned Works for its own purposes nor disclose it to or use it for any third party without the prior written approval of the Company.

The Director shall safeguard the Company’s rights in the Commissioned Works and shall at the Company’s request assist the Company in establishing and protecting such rights including if necessary executing documents and legal instruments and doing any other things which the Company deems reasonably necessary for the purpose of establishing and protecting such rights.

Termination of this Agreement shall not affect the continuing enforceability of this Section 4.

5.                 INDEMNIFICATION.

The Company shall indemnify Director to the fullest extent permitted by Texas law or other applicable law, as in effect from time to time, when he is named or is threatened to be made a named defendant or respondent in a proceeding because Director is or was a director, an officer, an employee or an agent of the Company. Without limiting the scope of the indemnification provided for in the preceding sentence, the Company shall indemnify Director only if it is determined that Director:

(a) conducted himself in good faith;

(b) reasonably believed:

(i) in the case of conduct in his official capacity as a director, officer, employee or agent of the Company, that his conduct was in the Company’s best interests; and

(ii) in all other cases, that his conduct was at least not opposed to the Company’s best interests; and

(c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of a proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that Director did not meet the requirements set forth in this Section 5.

5.1.              LIMITATION ON INDEMNIFICATION.

Except to the extent permitted by Section 5.2 below, Director shall not be indemnified under Section 5 above in respect of a proceeding:

(a) in which Director is found liable for willful or intentional misconduct in the performance of his duties to the Company; or

(b) in which Director is found liable to the Company.

For the purposes hereof, Director shall be deemed to have been found liable in respect of any claim, issue or matter only after the Director shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

5.2.              EXTENT OF INDEMNIFICATION.

If Director is entitled to indemnification pursuant to this Agreement, the Company shall indemnify Director against all judgments, penalties, fines, settlements and reasonable expenses incurred by Director, including without limitation all applicable taxes, in connection with the proceeding. However, if the Director is found liable to the Company, the indemnification (1) shall be limited to reasonable expenses actually incurred by Director in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which Director shall have been found liable for willful or intentional misconduct in the performance of Director’s duty to the Company. The reasonableness of the Director’s expenses contemplated in this Section 5.2 shall be determined in the same manner that the determination of indemnification is made under Section 5.3.

5.3.              DETERMINATION OF INDEMNIFICATION.

A determination of whether Director is entitled to indemnification under Section 5.1 shall be made:

(a) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

(b) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding;

(c) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in paragraphs (a) or (b) of this Section 5.3, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

(d) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

The Board of Directors, independent legal counsel or shareholders, as the case may be, shall make such determination of indemnification under paragraphs (a) through (d) of this Section 5.3 in accordance with the following procedure:

(e) Director may submit to the Board of Directors a Request for Indemnification, substantially in the form of Exhibit A attached hereto, in which the Director requests indemnification from the Company pursuant to this Agreement and states that he has met the standard of conduct required for indemnification under Section 5.

(f) The Director’s submission of a Request for Indemnification to the Board of Directors shall create a rebuttable presumption that the Director has met the requirements set forth in Section 5 and, therefore, is entitled to indemnification hereunder. The directors, special legal counsel or shareholders, as the case may be, shall determine, within 30 days after submission of the Request for Indemnification, specifically that the Director is so entitled unless they possess clear and convincing evidence to rebut the foregoing presumption, which evidence shall be disclosed to the Director with particularity.

5.4.              MANDATORY INDEMNIFICATION FOR REASONABLE EXPENSES UPON SUCCESSFUL DEFENSE.

The Company shall indemnify Director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director, officer, employee or agent of the Company if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The reasonableness of the Director’s expenses contemplated in this Section 5.4 shall be determined in any manner set forth in Section 5.3, except that if the determination that indemnification is permissible is made by special legal counsel, pursuant to Section 5.3(c), the determination as to reasonableness of Director’s expenses must be made by a majority vote of all directors.

5.5.              ADVANCEMENT OF EXPENSES.

Expenses incurred by Director who was, is or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the Company, in advance of the final disposition of the proceeding, without the determination specified in Section 5.3 or the determination as to the reasonableness of such expenses contemplated in Sections 5.2 and 5.4, within five business days after the Company receives from Director a Statement of Undertaking, substantially in the form of Exhibit B attached hereto, in which (i) Director shall state that he believes in good faith that he has met the standard of conduct necessary for indemnification under Section 5, and (ii) the Director, or any other person on behalf of Director, shall undertake to repay the amount paid or reimbursed by the Company if it is ultimately determined that he has not met those requirements or if it is ultimately determined that the indemnification of Director against expenses incurred by him in connection with such proceeding is prohibited by Section 5.2.

5.6.              PARTICIPATION IN OTHER PROCEEDINGS.

Notwithstanding any other provision of this Agreement, the Company shall promptly pay or reimburse expenses incurred by Director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

5.7.              NON-EXCLUSIVITY.

The right to indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Director may be entitled under any statute, bylaw, insurance policy, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue after Director has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators.

5.8.              MERGER, CONSOLIDATION OR CHANGE OF CONTROL.

In the event that the Company shall be a constituent corporation in a consolidation or merger, whether the Company is the resulting or surviving corporation or is absorbed, or if there is a change of control of the Company, Director shall stand in the same position under this Agreement with respect to the resulting, surviving or changed corporation as he would have with respect to the Company if its separate existence had continued or if there had been no change in the control of the Company. The obligations of the Company under this Agreement shall be deemed to be assumed by and shall continue as obligations of the resulting, surviving or changed corporation, as the case may be.

5.9.              CERTAIN DEFINITIONS

For purposes of paragraph 5 of this Agreement, the following definitions apply herein:

(a) “director” means any person who is or was a director of the Company and any person who, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise;

(b) “expenses” shall include all court costs and attorneys’ fees;

(c) “officer” means any person who is or was an officer of the Company and any person who, while an officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise; and

(d) “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative,

any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

5.10.            DURATION OF INDEMNITY.

This indemnity in this Section 5 shall continue until and terminate upon the later of: (a) ten years after the Director has ceased to occupy any of the positions or have any relationships described in Section 5 of this Agreement, and (b) the final termination of all pending or threatened actions, suits, proceedings or investigations to which the Director may be subject by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other entity, including, but not limited to, another corporation, partnership, joint venture or trust, or by reason of any act or omission by him in any such capacity. The indemnification provided under this Agreement shall continue as to the Director even though he may have ceased to be a director, officer, employee or agent of the Company.  This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Director and his spouse, successors, assigns, heirs, devisees, executors, administrators or other legal representatives.

6.                 ATTORNEYS’ FEES; PARTIAL INDEMNIFICATION.

In the event that Director institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, Director, if he prevails in whole or in part, shall be entitled to recover from the Company all attorneys’ fees and disbursements incurred by him.

If Director is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses but not for the total amount thereof, the Company shall nevertheless indemnify Director for the portion thereof to which Director is entitled.

7.                 INSURANCE AND OTHER ARRANGEMENTS.

(a) The Company may purchase and maintain insurance on behalf of the Indemitee against any liability and/or expense asserted against him and/or incurred by or on behalf of him in connection with his relationship with the Company, whether or not the Company would have the power to indemnify him against such liability or advance expenses under the provisions of this Agreement or under the Code as it may then be in effect.  Except as expressly provided herein, the purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Company and/or the Director under this Agreement and the execution and delivery of this Agreement by the Company and the Director shall not in any way be construed to limit or affect the rights and obligations of the Company and/or of the other party or parties thereto under any such policy or agreement of insurance.

(b) In the event the Director shall receive payment from any insurance carrier in respect of indemnified amounts after payments on account of all or part of such indemnified amounts have been made by the Company pursuant to this Agreement, the Director shall promptly reimburse the Company for the amount, if any, by which the sum of such payment by such insurance carrier and/or such plaintiff and payments by the Company to the Director exceeds such indemnified amounts; provided, however, that such portions, if any, of such insurance proceeds that are required to be reimbursed to the insurance carrier under the terms of its insurance policy, such as co-insurance, retention or deductible amounts, shall not be deemed to be payments to the Director.

(c) In addition, upon payment of indemnified amounts under this Agreement, the Company shall be subrogated to the Director’s right against any insurance carrier in respect of such indemnified amounts and the Director shall execute and deliver any and all instruments and/or documents and perform any and all other acts or deeds which the Company deems necessary or advisable to secure such rights.  The Director shall do nothing to prejudice such rights of recovery or subrogation.

8.                  TERMINATION

Notwithstanding the provisions of Section 3, the Company shall, without liability to the Director, be entitled to terminate this Agreement by summary notice in writing if the Director shall commit a material breach of his obligations under this Agreement or if the Director shall be prohibited by law from being or acting as a director.

The Appointment shall terminate automatically if:

(a) the Director shall not be elected or re-elected as a director upon standing for election or re-election as a director in accordance with the Company’s Articles of Association from time to time in force or otherwise cease to be a director by virtue of a shareholders’ resolution; or

(b) the Director shall resign his directorship (prior to which he shall, wherever practical, give reasonable notice to the Board).

9.                 SEVERABILITY.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future state or federal laws, or rules and regulations promulgated thereunder effective during the term hereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.               CONTRIBUTION.

In the event the indemnity provided for in this Agreement is unavailable to the Director for any reason whatsoever, the Company, in lieu of indemnifying the Director, shall contribute to the amount incurred by or on behalf of the Director, whether for liabilities and/or for expenses in connection with any action or proceeding, in such proportion as is deemed fair and reasonable by the Board of Directors of the Company, or by a court, as applicable, in light of all of the circumstances of such action or proceeding, in order to reflect:

(a) the relative benefits received by the Company and the Director as a result of the event(s) and/or transaction(s) giving cause to such action or proceeding; and/or

(b) the relative fault of the Company (and its other executives, employees and/or agents) and the Director in connection with such event(s) and/or transaction(s).

The relative fault of the Company (and its other executives, employees and/or agents), on the one hand, and of the Director, on the other hand, shall be determined by reference to among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such liabilities and/or expenses.  The Company and the Director agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or any other method of allocation which does not take into account the foregoing equitable considerations.

The Director shall not be entitled to contribution from the Company under this Section 10 in the event it is determined by the Authority, or by a court, that the Director engaged in misconduct which constitutes a Breach of Duty, unless a court otherwise determines.

The Company’s payment of, and the Director’s right to, contribution under this Section 10 shall be made and determined in accordance with, pursuant to and in the same manner as, the provisions in Section 5.3 hereof relating to the Company’s payment of, and the Director’s right to, indemnification under this Agreement.

11.               CONTROLLING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

13.               ENTIRE AGREEMENT; MODIFICATION; SURVIVAL.

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both parties hereto. The provisions of this Agreement shall survive the termination of Director’s service as a director, officer or employee of the Company.

14.               VOLUNTARY DISSOLUTION OR BANKRUPTCY.

In the event that the Company decides to voluntarily dissolve or to file a voluntary petition for relief under applicable bankruptcy, moratorium or similar laws, then not later than ten (10) days prior to such dissolution or filing, the Company shall deposit in trust, for the exclusive benefit of Director, a cash amount equal to all amounts previously authorized to be paid to Director hereunder, such amounts to be used to discharge the Company’s obligations to Director hereunder. Any amounts in such trust not required for such purpose shall be returned to the Company. This Section 14 shall not apply to the dissolution of the Company in connection with a transaction as to which Section 5.8 hereof applies.

15.               AMENDMENTS TO THE CODE.

This Agreement is intended to provide indemnity to Director to the fullest extent allowed under Texas law. Accordingly, to the extent permitted by law, if the Code permits greater indemnity than the indemnity set forth herein, or if any amendment is made to the Code, or any other applicable law, expanding the indemnity permissible under Texas law, the indemnity obligations contained herein automatically shall be expanded, without the necessity of action on the part of any party, to the extent necessary to provide to Director the fullest indemnity permissible under Texas law.

16.               DATA PROTECTION.

The Director hereby agrees and consents to:

(a)  the collection, use and processing by the Company of his personal data (which has the meaning it bears for the purposes of the United Kingdom Data Protection Act 1998) (“Personal Data”), for all purposes reasonably connected with the administration of this Appointment;

(b)  the Company transferring his Personal Data to or between any Group Company in any country for all purposes reasonably connected with the administration of this Appointment;

(c)  the use of his Personal Data by any Group Company for such purposes; and

(d)  the transfer to and retention of his Personal Data by any third party for such purposes.

The Company shall handle all of the Director’s records in accordance with the Company’s code of good practice, although the Director may not have rights under data protection law.

17.               SECTION HEADINGS.

The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person or persons, firm or firms, corporation or corporations may require.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

RESACA EXPOITATION, INC.

By:	/s/ John Lendrum
Name:	John J. Lendrum, III
Title:	Chief Executive Officer

DIRECTOR

/s/ James Perry Bryan, Jr.
James Perry Bryan, Jr.

EXHIBIT A

REQUEST FOR INDEMNIFICATION

I,                                                     , hereby state as follows:

1.             This Request for Indemnification is submitted to the Board of Directors of RESACA EXPLOITATION, INC., a Texas corporation (the “Company”), pursuant to that certain Director Appointment Agreement dated July 14, 2008 (the “Agreement”), between the Company and me.

2.             I am requesting indemnification from the Company pursuant to the Agreement in connection with the following proceeding:

3.                 With respect to my conduct that is at issue in this proceeding, I have:

(a) conducted myself in good faith;

(b) reasonably believed: (1) in the case of conduct in my official capacity as a director, officer or employee of the Company, that my conduct was in the Company’s best interests; and (2) in all other cases, that my conduct was at least not opposed to the Company’s best interests; and

(c) in the case of any criminal proceeding, had no reasonable cause to believe my conduct was unlawful.

Accordingly, I have met the standard of conduct required for indemnification under Section 2 of the Agreement.

I have executed this Request for Indemnification on this        day of                 ,         .

Signature

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EXHIBIT B

STATEMENT OF UNDERTAKING

I,                                         , hereby state as follows:

1.                 This Statement of Undertaking is submitted to the Board of Directors of  RESACA EXPLOITATION, INC., a Texas corporation (the “Company”), pursuant to the Director Appointment Agreement dated July 14, 2008 (the “Agreement”), between the Company and me.

2.                 I am requesting from the Company, pursuant to the Agreement, the advancement of expenses that I have incurred in connection with the following proceeding:

3.                 I believe in good faith that I have met the standard of conduct necessary for indemnification under Section 2 of the Agreement.

4.                 I undertake to repay the amount paid or reimbursed by the Company if it is ultimately determined that (a) I have not met the standard of conduct necessary for indemnification under Section 3 of the Agreement, or (b) indemnification of me against expenses that I have incurred in connection with the proceeding described by me in Paragraph 2, above, is prohibited by Section 4 of the Agreement.

I have executed this Statement of Undertaking on this        day of                     ,         .

Signature

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